Exhibit 5.1

January 29, 2021

Landsea Homes Corporation 660 Newport Center Drive Suite 300 Newport Beach, CA 92660

Re:	Landsea Homes Corporation Registration Statement on Form S-1

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-1 (as it may be amended from time to time, the “Registration Statement”), of Landsea Homes Corporation, a Delaware corporation (the “Company”), filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), in connection with (a) the issuance by the Company of up to 7,052,500 shares (the “Primary Shares”) of common stock, par value $0.0001 per share (the “Common Stock”), upon the exercise of warrants issued pursuant to those certain warrant agreements of the Company dated as of June 19, 2018, as amended (the “Warrant Agreements”) and (b) the resale from time to time by the selling holders named in the Registration Statement of (i) warrants to purchase up to 5,500,000 shares of Common Stock (the “Warrants”) and (ii) up to 41,338,553 shares of Common Stock (the “Secondary Shares”).

In arriving at the opinion expressed below, we have examined originals, or copies certified or otherwise identified to our satisfaction as being true and complete copies of the originals, of specimen Common Stock certificates and such other documents, corporate records, certificates of officers of the Company and of public officials and other instruments as we have deemed necessary or advisable to enable us to render the opinions set forth below. In our examination, we have assumed without independent investigation the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies.

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that (a) the Primary Shares, when issued in accordance with the terms of the Warrant Agreements against payment of the exercise price therefor as set forth in the Registration Statement, will be validly issued, fully paid and non-assessable, (b) the Secondary Shares are validly issued, fully paid and non-assessable and (c) the Warrants are legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

Landsea Homes Corporation

January 29, 2021

The opinions above with respect to the Warrants are each subject to (i) the effect of any bankruptcy, insolvency, reorganization, moratorium, arrangement or similar laws affecting the rights and remedies of creditors’ generally, including, without limitation, the effect of statutory or other laws regarding fraudulent transfers or preferential transfers, and (ii) general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies regardless of whether enforceability is considered in a proceeding in equity or at law.

We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption “Legal Matters” in the Registration Statement and the prospectus that forms a part thereof. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission.

Very truly yours,

/s/ Gibson, Dunn & Crutcher LLP